Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FISCAL 2011 RESULTS

REVENUES OF $123 MILLION • EARNINGS PER SHARE OF $1.22

APPROVES ANNUAL DIVIDEND OF $0.35 PER SHARE

Bridgewater, MA — October 13, 2011 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $123.0 million for the fiscal year ended August 31, 2011.  This represents an increase of 3.6% compared to $118.7 million in fiscal 2010.  Income from continuing operations, net of tax, increased 1.9% to $10.93 million or $1.22 per share in fiscal 2011 compared to $10.73 million or $1.21 per share in the prior year.

Revenues for the fourth quarter ended August 31, 2011 were $32.9 million.  This represents a decrease of 7.1% compared to $35.4 million in the prior year period.  Income from continuing operations, net of tax, decreased 6.0% to $3.62 million or $0.40 per share in the current quarter compared to $3.85 million or $0.43 per share in fiscal 2010.

Peter R. Chase, Chairman and Chief Executive Officer commented: “Our fourth quarter performed as expected which we had forecast to lag the previous year’s robust finish.  Having said that, we have seen improved results from our industrial materials, especially wire and cable products, while construction materials have fallen short in a very poor market, particularly our private label products.

“We’ve had some challenges in meeting heavy Middle East demand for pipeline products from our UK facility. The issues have been rectified but they resulted in higher costs and decreased production from that facility in our fourth quarter.  Process improvements have been implemented in the last six months and are continuing.  We are now confident in our ability to produce high quality products to meet market needs.

“Volatile raw material costs have impacted us throughout the year, narrowing margins. Price increases have helped but the uncertainty remains.

“The plant move from Webster to Oxford was completed ahead of schedule and the next phase of consolidation, moving from Randolph, was announced recently and is planned over the next twelve to fifteen months.

“Overall I appreciate the efforts of all our associates to finish the year successfully in a very unpredictable business environment.”

As of August 31, 2011, the Company’s working capital was $37.1 million, including cash on hand of $15.0 million.  The Company’s $10 million line of credit is fully available, while the balance of its unsecured term debt is $12.7 million.

The table summarizes the Company’s financial results for the quarters and years ended August 31, 2011 and 2010.

	For the Three Months Ended		For the Years Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2011	2010	2011	2010

Revenues	$32,886	$35,436	$123,040	$118,743

Costs and Expenses
Costs of products and services sold	21,586	22,368	80,317	74,828
Selling, general and administrative expenses	6,318	7,149	26,780	27,151
Operating income	4,982	5,919	15,943	16,764
Other income (expense)	212	(122)	230	(308)
Income from continuing operations before income taxes	5,194	5,797	16,173	16,456
Income taxes	1,574	1,948	5,242	5,730
Income from continuing operations, net of taxes	3,620	3,849	10,931	10,726
Income from discontinued operations, net of taxes	—	519	—	1,790
Net income	$3,620	$4,368	$10,931	$12,516
Net income available to common shareholders, per common and common equivalent share:
Continuing operations	$0.40	$0.43	$1.22	$1.21
Discontinued operations	—	$0.06	—	$0.20
Net income per diluted share	$0.40	$0.49	$1.22	$1.41
Weighted average diluted shares outstanding	8,764	8,642	8,764	8,624

The Company also announced a cash dividend of $0.35 per share.  The dividend is to shareholders of record on October 31, 2011 and payable on December 5, 2011.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.